UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2011 (December 29, 2011)

Behringer Harvard Short-Term Opportunity Fund I LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1610
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition

The information set forth in Item 7.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 7.01	Regulation FD Disclosure.

ESTIMATED VALUE PER LIMITED PARTNERSHIP UNIT

The limited partnership agreement of the Fund requires that the Fund’s general partners provide its limited partners annually an estimate of value of the Fund’s limited partnership units.

In connection with this valuation process, on December 29, 2011, Behringer Harvard Advisors II LP, the Fund’s co-general partner (the “General Partner”) has estimated a value of $0.40 per limited partnership unit.  This estimate is also being provided to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements.  The estimated value per limited partnership unit set forth above will first appear on the fourth quarter 2011 customer account statements that will be mailed in January 2012.

As part of the General Partner’s valuation process, and as required by the Fund’s limited partnership agreement, the General Partner has obtained the opinion of an independent third party, Robert A. Stanger & Co., Inc. (“Stanger”), that the estimated valuation is reasonable and was prepared in accordance with appropriate methods for valuing real estate.  Stanger, founded in 1978, is a nationally recognized investment banking firm specializing in real estate, REITs and direct participation programs such as the Fund.

Stanger’s opinion was expressed from a financial point of view and was subject to various limitations.  Stanger relied on information provided by the General Partner without independent verification. Stanger did not perform appraisals, did not inspect the properties or review engineering or structural studies, environmental studies, and did not make independent local market inquiries.  Stanger relied on information from the General Partner regarding lease terms and the physical condition and capital expenditure requirements of each property.

Process and Methodology

The Fund’s objective in determining an estimated value per unit is to arrive at a value that is reasonable using what the General Partner deems to be appropriate valuation methodologies and assumptions under then current circumstances in accordance with the valuation methodology required by the Fund’s limited partnership agreement.  In arriving at the estimated value per limited partnership unit, the General Partner utilized valuation methodologies that it believes are standard and acceptable in the real estate industry for the types of assets held by the Fund.  The following is a summary of the valuation methodologies used by the General Partner.

Investments in Real Estate: As an opportunity style fund with varying asset types, the General Partner estimated the value of our investments in real estate by using a variety of methods for purposes of calculating the estimated value per unit.  In calculating values for all of our real estate assets, the General Partner assumed that such assets were sold as of January 1, 2012.  The new estimated per-unit value reflects the current challenging economic climate that continues to impact the real estate and capital markets, and opportunistic investing in particular.  An opportunity-style fund like ours generally acquires assets with the intention of spending capital to enhance and reposition or develop these assets for appreciation. However, the difficult economic and capital market conditions of recent years have severely impacted valuations in a broad range of real estate classes, including those in which the Fund is invested.  The markets for commercial real estate fluctuate, and values are expected to continually change in the future

For each improved operating property within our portfolio, the General Partner estimated the value of our investments using a discounted cash flow analysis, a broker’s opinion of value or, for those properties under contracts or letters of intent for sale, the contracted sales price.  In estimating the value of development assets, the General Partner reviewed estimated periods to sell such assets or residential units in those developments, reviewed comparable sales in the markets in which the properties are located, and then used an applicable discount rate.  In estimating the value of raw land, the General Partner reviewed sales information from comparable projects in the respective submarkets.

The General Partner calculated the estimated value of our investments in real estate using internally prepared cash flow estimates, employing a range of terminal capitalization rates and discount rates within historical average ranges the General Partner believes would be used by similar investors to value the properties we own.  The cash flow estimates, capitalization rates and discount rates were developed for each property by the General Partner’s asset management team based on their industry knowledge and expertise in managing commercial real estate.

Other Assets and Liabilities: The carrying value of a majority of our other assets and liabilities are considered to be equal to fair value due to their short maturities.  Our valuation also includes the carrying value of our current assets and liabilities on a consolidated basis.

The estimated value per unit of the Fund’s limited partnership units does not reflect a liquidity discount for the fact that its units are not currently traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of the Fund’s debt, or a discount for our corporate level overhead and other costs that may be incurred, including any costs of any sale of the Fund’s assets.  Others using different assumptions and estimates could derive a different estimated value per unit, and these differences could be significant.  The markets for real estate can fluctuate and values are expected to change in the future.

Allocation of Estimated Value

The estimated value per limited partnership unit was allocated amongst our asset types as follows:

Real estate assets	$11.49	(1)
Debt	$(11.28)
Other	$0.19
Estimated net asset value per unit	$0.40

(1)	The following are the key assumptions (shown on a weighted average basis) that were used in the discounted cash flow models to estimate the value of our real estate assets:

Exit capitalization rate	8.59%
Discount rate	10.64%
Annual market rent growth rate	3.00%
Annual holding period	6.9 years

While we believe that our assumptions are reasonable, a change in these assumptions would impact the calculation of value of our real estate assets.  For example, assuming all other factors remain unchanged, an increase of 25 basis points in the weighted average terminal capitalization rate for properties valued using a discounted cash flow analysis would yield a decrease in the value of our real estate assets of 2.2%, while a decrease in the weighted average terminal capitalization rate of 25 basis points would yield an increase in the value of our real estate assets of 2.4%

Limitations of Estimated Value Per Unit

As with any valuation methodology, the General Partner’s methodology is based upon a number of estimates and assumptions that may prove later to be inaccurate or incomplete.  Further, different parties with different assumptions and estimates could derive a different estimated value per unit.  The estimated per share limited partnership unit determined by the General Partner neither represents the fair value according to generally accepted accounting principles in the United States (“GAAP”) of our assets less liabilities, nor does it represent the amount our units would trade at on a national securities exchange or the amount a unit holder would obtain if he tried to sell his units or if we liquidated our assets.  Accordingly, with respect to the estimated value per unit, the Fund can give no assurance that:

•	a unit holder would be able to resell his or her units at this estimated value;

•
a unit holder would ultimately realize distributions per unit equal to the Fund’s estimated value per unit upon liquidation of the Fund’s assets and settlement of its liabilities or a sale of the Fund;

•	the Fund’s units would trade at the estimated value per unit on a national securities exchange; or

•	the methodology used to estimate the Fund’s value per unit would be acceptable to FINRA or under ERISA for compliance with their respective reporting requirements.

Further, the estimated value per unit has been determined as of a particular point in time.  The value of the Fund’s units will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets.  As contemplated by the Fund’s limited partnership agreement, the General Partner intends to update its estimated value per unit annually but does not intend to make any attempt to establish any estimated valuations of the Fund’s units in the interim.  There is no assurance as to the extent to which the current estimated valuation should be relied upon for any purpose after its effective date regardless that it may be published on any statement issued by the Fund or otherwise.

As the Fund continues its disposition phase and assets are sold, the number of assets available to create cash flow declines.  As a result, the Fund’s general partners continue to preserve capital, sustain and enhance property values, reduce operating expenses where possible, and accelerate the pace of the dispositions of the Fund’s remaining properties.

In the meantime, we are diligently working to renew current leases or secure new leases with quality tenants to increase net operating income and the ultimate value of our remaining assets and to execute on other value creation strategies.

LETTER TO UNIT HOLDERS

The Fund will begin distribution to its unit holders of a letter regarding the new estimated value per limited partnership unit, to be included in their fourth quarter 2011 customer account statements mailing in January.  A copy of the letter, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

FORWARD LOOKING STATEMENTS

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  The Fund cautions investors not to place undue reliance on forward-looking statements, which reflect the Fund’s management’s view only as of the date of this Report.  The Fund undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this Report include changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of the Fund’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC and the risks identified in Part II, Item 1A of its subsequent quarterly reports.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Letter to Unit Holders, dated December 30, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

	By:	Behringer Harvard Advisors II LP
Co-General Partner

Dated: December 30, 2011		By:	/s/ Samuel A. Gillespie
Samuel A. Gillespie
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter to Unit Holders, dated December 30, 2011